Exhibit 99

Universal Electronics Inc., Universal Electronics BV, Telenet BVBA and FM Marketing GmbH and Ruwido Austria GmbH Settle Patent Infringement Litigation
SCOTTSDALE, AZ - May 28, 2020 - Universal Electronics Inc. (UEI) (NASDAQ:UEIC), Universal Electronics BV (UEBV), Telenet BVBA (Telenet) and Ruwido Austria GmbH (Ruwido) and FM Marketing GmbH (FM Marketing) today announced that the companies have settled the various lawsuits involving patent and design rights infringement and unfair competition claims asserted by Ruwido and FM Marketing against UEBV and Telenet due to their distribution of two remote controls in Europe and all counterclaims asserted by UEBV and Telenet against Ruwido and FM Marketing. By this settlement, the specific terms of which are confidential, the parties withdraw and dismiss with prejudice all court proceedings, UEI has ceased its opposition of the patent which it filed in the European Patent Office, UEBV and Telenet are allowed to continue manufacturing and selling the remote controls without restriction, and FM Marketing has paid an undisclosed amount to UEBV and Telenet. The lawsuits, now completely settled, were pending before the Belgium and Netherlands courts since 2015.
About Universal Electronics
Universal Electronics Inc. is the worldwide leader in universal control and sensing technologies for the smart home. For more information, please visit www.uei.com/about.
Contacts

Richard A. Firehammer, Jr., SVP and General Counsel, UEI, 480.530.3000
Press: Shoshana Leon, Corporate Communications, UEI, sleon@uei.com, 480.521.3354
IR: Kirsten Chapman, LHA Investor Relations, uei@lhai.com, 415.433.3777

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